Exhibit 99.1:  Press Release



                   Pacific Gold Corp. Announces New Executive

TORONTO - June 7, 2005 - Pacific Gold Corp., (OTCBB: PCFG) is pleased to welcome Ms. Jackie Glazer to the position of Chief Financial Officer (CFO). Ms. Glazer was previously a Manager in Internal Audit and Business Risk practices of a consulting firm based in Toronto, Ontario. Ms. Glazer's clients have included major lending institutions, manufacturers, and nation-wide retail operations. Ms. Glazer is a chartered accountant and a member of the Institute of Chartered Accountants of Ontario and British Columbia and a member of the Institute of Internal Auditors. Recently, Ms. Glazer attended the PWC School of Mines.

"Jackie will fill a key position in the PCFG management team. Filling the CFO position will help prepare Pacific Gold Corp for its future growth," stated Rob Landau, CEO. "Jackie will be primarily responsible for overseeing all financial aspects of the Company including budgetary process, financial and regulatory reporting, acquisitions and financings."

About the Company

The Company's business plan includes the acquisition and development of production-ready, or in-production mining operations, concentrating on gold recovery. The Company is interested in alluvial, or placer, operations located in North America. Nevada Rae Gold, a subsidiary of Pacific Gold Corp., has acquired a gold project known as Black Rock Canyon, located in north-central Nevada, which contains a large alluvial deposit. Oregon Gold, a subsidiary of Pacific Gold Corp., owns a group of claims known as the Bear Bench, located in south-western Oregon. Fernley Gold, Inc., a wholly-owned subsidiary, has a lease agreement on a group of claims known as the Butcher Boy and Teddy Claims, located in western Nevada. Grants Pass Gold, Inc., a wholly-owned subsidiary, owns the Defiance Mine, located in Josephine County, Oregon.

Additional    information   is   available   at   the   Company's   website   at
www.pacificgoldcorp.com, or by calling 416-214-1483.

This news release includes forward-looking statements that reflect Pacific Gold Corp.'s current expectations about its future results, performance, prospects and opportunities. Pacific Gold Corp. has tried to identify these forward-looking statements by using words and phrases such as "may", "will", "expects", "anticipates", "believes", "intends", "estimates", "should", "typical", "we are confident" or similar expressions. These forward-looking statements are based on information currently available to Pacific Gold Corp. and are subject to a number of risks, uncertainties and other factors that could cause the Company's actual results, performance, prospects of opportunities in the remainder of 2005 and beyond, to differ materially from those expressed in, or implied by, these forward-looking statements.